Exhibit 10.28

CONSULTING SERVICES AGREEMENT
This Consulting Services Agreement (“Agreement”) is entered into as of January 25, 2013 (“Retirement Date”) by and between Fabrizio Bonanni (“Consultant”) and Amgen Inc., together with its affiliates and subsidiaries (“Amgen”).
WHEREAS, Amgen is engaged in the research, development and commercialization of pharmaceutical and biotechnology products;
WHEREAS, Consultant has previously served as Executive Vice President Operations of Amgen, a position now held by Madhavan Balachandran;
WHEREAS, Consultant has previously executed Amgen's Proprietary Information and Inventions Agreement, on or about March 12, 1999 (“Proprietary Agreement”);
WHEREAS, Consultant has retired from employment with Amgen effective as of the Retirement Date;
WHEREAS, Consultant will execute an Agreement and General Release of Claims in conjunction with his eligibility for Company retirement benefits (the “Retirement Agreement”);
WHEREAS, Consultant has extensive knowledge and expertise in the global operations of Amgen;
WHEREAS, Consultant has agreed to assist Amgen by providing advice on issues related to his areas of expertise; and
WHEREAS, Amgen desires to engage Consultant to provide such services on the terms and conditions set forth below.
NOW THEREFORE, in consideration of the promises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:
ARTICLE ONE
CONSULTING SERVICES

1.1    Engagement. Effective as of the Retirement Date and continuing through and until December 31, 2013, Amgen hereby agrees to engage Consultant, and Consultant hereby agrees, to provide consulting services to assist in the transition to Mr. Balachandran and to advise Amgen on issues related to global operations of Amgen and Consultant's areas of expertise and related areas (the “Services”). With respect to the Services, Consultant will receive assignments from Robert Bradway, or his designee or successor. Consultant shall make himself available to provide the Services for a minimum of 12 days (of up to 8 hours per day) through December 31, 2013.
1.2    Location. The Services shall generally be performed remotely. Consultant shall primarily provide his advice through correspondence, e-mail, and telephone calls. However, Robert Bradway, Chief Executive Officer, or his designee or successor, may require that Consultant attend meetings or provide Services at Amgen's Thousand Oaks facility or any other reasonable location, provided that Consultant has been provided at least 48 hours advance notice of such in person requirement.
1.3    No Authority. Effective as of the Retirement Date, Consultant is not an employee of Amgen and shall not represent or purport to represent Amgen in any manner whatsoever to any third party, unless permitted to do so pursuant to specific prior written authorization of Amgen's Senior Vice President, Human Resources. Consultant shall have no authority to bind Amgen in any way.
1.4    Retirement Agreement. If Consultant does not execute the Retirement Agreement, or timely revokes the Retirement Agreement, then this Agreement is automatically rescinded by mutual agreement of the parties and Amgen is entitled to Recapture the full consideration provided pursuant to this Agreement as set forth in Section 2.1(b) below.
ARTICLE TWO
COMPENSATION
2.1    Compensation. In consideration of and as sole compensation for Consultant's performance of the Services outlined in Section 1 above, Amgen hereby modifies Consultant's Long Term Incentive (LTI) Award Retention RSU in the amount of 40,000 Restricted Stock Units granted on April 26, 2010 (the “Bonanni Retention RSU Grant”), as follows, and subject to the terms and conditions set forth in this Section 2.1.

(a)	The Agreement evidencing the Bonanni Retention RSU Grant is hereby amended to add the following section:
1.d. Retirement.  Notwithstanding the provisions in paragraph (a) above, in consideration of and subject to your execution on the date of your retirement of a consulting agreement to provide agreed upon services following your retirement through December 31, 2013 (the “Consulting Agreement”), the vesting of all of the Units granted under this Agreement shall be accelerated to vest as of the date of your retirement and execution of the Consulting Agreement.

(b)
If Consultant fails to make himself available to provide the minimum number of days of required Services on or before December 31, 2013, or otherwise breaches the terms of this Agreement, or breaches any of the terms of Proprietary Agreement, then Amgen may, in its sole and absolute discretion, recapture from Consultant, and Consultant shall deliver and pay to Amgen, any and all shares of Amgen Inc. stock issued in respect of the Bonanni Retention RSU Grant (including any shares withheld to pay taxes due with respect to such grant, the “Vested Shares”) that Consultant received pursuant to Section 2.1(a), plus any gross proceeds from the Consultant's sale of such Vested Shares (“Recapture”). Within ten days after receiving notice from the Company of any Recapture, the Consultant shall deliver the Vested Shares and to the extent Consultant has sold or otherwise disposed of or transferred the Vested Shares, Consultant shall pay to Amgen the fair market value of such Vested Shares on the date of such sale, disposal, or transfer. In the event of a Recapture, Amgen shall promptly pay Consultant the minimum wage associated with the actual hours of Services performed by Consultant under this Agreement.

2.2    Reimbursement. During the term of this Agreement, Amgen will reimburse Consultant for all reasonable and normal travel-related expenses incurred by Consultant in connection with Consultant's performance of the Services if advance written approval by Robert Bradway, Chief Executive Officer, or his designee or successor, of such travel is obtained. Reimbursable travel expenses shall include automobile rental and other transportation expenses and hotel expenses. Travel to Amgen's facility in Thousand Oaks is not reimbursable. All requests for reimbursement for travel-related expenses must be accompanied by documentation in form and detail sufficient to meet the requirements of the taxing authorities with respect to recognition of business-related travel expenses for corporate tax purposes. No request for expense reimbursement shall be submitted more than thirty (30) calendar days following the date the expenditure was incurred, and Consultant shall receive all reimbursements due hereunder within ninety (90) calendar days after the submission of the documentation described in the preceding sentence.
2.3    Quarterly Statements. Within 15 days following the end of each calendar quarter, Consultant will provide Amgen with quarterly statements itemizing the performance of Services. Each statement shall be sent to Brian M. McNamee, Senior Vice President, Human Resources, at the address listed below. Statements will set forth the actual number of hours and the dates on which Consultant performed Service during the calendar quarter and a detailed description of all Services provided during the quarter, and shall itemize all other reimbursable costs incurred. Travel time cannot be invoiced unless advance written approval from Robert Bradway, or his designee or successor, is obtained.

All statements and receipts must be sent (via mail or e-mail) to the address listed below:

Amgen Inc.
Attn: Brian McNamee, SVP HR
Mail Stop XX-X-X
One Amgen Center Drive
Thousand Oaks, CA 91320-1799
XXXXXXXX@amgen.com

2.4    Mechanism of Payment. Any payments hereunder shall be made by check payable to Fabrizio Bonanni and mailed to him at the address set forth in Section 9.9 below, unless otherwise directed by Consultant in writing.

ARTICLE THREE
REPRESENTATIONS AND COVENANTS
3.1    Consultant's Representations. Consultant represents and warrants:

(a)	the Services to be performed under the Agreement do not and will not involve the counseling or promotion of a business arrangement or other activity that violates any applicable law;

(b)	solely for purposes of applying Treasury Regulations Section 1.409A-1(h)(1), that Consultant worked more than 40 hours on average per week during the last 36 months of his employment at Amgen;

(c)	that Consultant has not entered into any agreement, whether written or oral, that conflicts with the terms of this Agreement;

(d)	that Consultant has the full power and authority to enter into this Agreement;

(e)
that Consultant is not presently: (1) the subject of a debarment action or debarred pursuant to the Generic Drug Enforcement Act of 1992; (2) the subject of a disqualification proceeding or is disqualified as a clinical investigator pursuant to 21 C.F.R. § 312.70; or (3) the subject of an exclusion proceeding or excluded from participation in any federal health care program under 42 C.F.R. Part 1001 et seq. Consultant shall notify Amgen's General Counsel or his designee immediately upon any inquiry, or the commencement of any such proceeding, concerning Consultant; and

(f)	that Consultant has no financial or personal interests that would prevent Consultant from performing and completing the Services in an objective and non-biased manner.
3.2    Consultant's Covenants. Consultant:

(a)	shall act as an independent consultant with no authority to obligate Amgen by contract or otherwise and not as an employee or officer of Amgen;

(b)
notwithstanding anything contained in this Agreement to the contrary, shall not initiate or participate in any communications with the United States Food & Drug Administration or any other governmental agency concerning the subject matter hereof unless required by law or requested to do so by Amgen and, then, only upon prior consultation with Amgen's General Counsel or his designee;

(c)
shall not, directly or indirectly, (i) recruit, solicit or induce any Amgen employee to terminate his/her employment or relationship with Amgen during the term of this Agreement and two years after the expiration of this Agreement, or (ii) entice, induce or encourage any of Amgen's employees to engage in any activity which, were it done by Consultant, would violate any provision of the Proprietary Agreement;

(d)	shall not, during the term of this Agreement, enter into any other agreement, whether written or oral, which would conflict with Consultant's obligations hereunder;

(e)	agrees that at least ten (10) business days in advance of commencing services for any other employer or client, Consultant will disclose in writing to Amgen's Senior Vice

President, Human Resources or his designee, his plans to perform such services. Amgen shall determine in its sole discretion whether such engagement is appropriate. Amgen's Senior Vice President, Human Resources or his designee will advise Consultant, in writing, of Amgen's determination. If Consultant accepts employment or an engagement which Amgen has determined, in its sole discretion, is not appropriate, Consultant's acceptance shall constitute a material breach of this Agreement authorizing Recapture pursuant to Section 2.1(b);

(f)
agrees that at no time will Consultant purchase or sell Amgen securities while aware of Amgen Confidential Information (as defined below) that constitutes material, non-public information pursuant to the Federal Securities Laws of the United States;

(g)	shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without Amgen's prior written consent;

(h)	agrees to timely perform the Services;

(i)	agrees to utilize and provide Amgen with accurate and complete data in rendering the Services; and

(j)	agrees to return all Amgen property in Consultant's custody or control, in addition to information in accordance with Subsection 4.2, upon termination of this Agreement.
ARTICLE FOUR
CONFIDENTIAL INFORMATION
4.1    Confidentiality. Consultant shall, during the term of this Agreement and thereafter, hold in confidence any information concerning Amgen, which is disclosed to Consultant by Amgen or which Consultant observes or obtains while present at Amgen's facilities or which otherwise results from information disclosed by Amgen, or which constitutes New Developments as defined in Article 5.1 (collectively “Confidential Information”). “Confidential Information” includes, but is not limited to, all knowledge or information and any data, materials, drawings, specifications, documents or information obtained or used in conjunction with any business, contract, agreement or information directly or indirectly connected with Amgen, including but not limited to trade secrets, client lists, staffing, personnel issues and changes, intellectual and industrial property, drawings, financial information, specifications, analysis, feasibility studies, information, data or knowledge and all other knowledge or information whatsoever relating directly or indirectly to Amgen or the business of Amgen, whether or not it is marked “confidential.”
4.1.1    If, based upon the written advice of legal counsel skilled in the subject matter, Consultant is required to disclose any Confidential Information to comply with any applicable law, regulation or order of a government authority or court of competent jurisdiction, Consultant may disclose such Confidential Information only to the governmental agency requiring such disclosure; provided, however, that Consultant (i) gives Amgen at least ten (10) business days advance notice of Consultant's requirement to disclose such Confidential Information; (ii) uses all reasonable efforts to secure confidential protection of such Confidential Information, and (iii) continues to perform Consultant's obligations of confidentiality set out herein.
4.1.2    In connection with services rendered and to be rendered by Consultant, Consultant agrees to (i) hold all Confidential Information in confidence and take all reasonably necessary precautions to protect such Confidential Information, (ii) not disclose the Confidential Information to any other person or entity except as authorized herein, (iii) use the Confidential Information only for the purposes of this Agreement or as approved in writing by Amgen, (iv) not copy or reverse engineer, reverse compile or attempt to derive the composition or underlying information of any such Confidential Information, (v) limit the use and access to such Confidential Information to persons who need to know such Confidential Information for the purpose hereof and who are bound by confidentiality restrictions no less comprehensive than those contained herein and (vi) treat such Confidential Information with at least the same degree of care and protection as Consultant would use with respect to his own confidential materials.
4.2    Return of Information. Upon the termination of this Agreement, Consultant will promptly return to Amgen all materials, records, documents, and other Amgen Confidential Information in tangible and/or electronic form. Consultant shall not retain copies of such materials and information; and, if requested by Amgen, shall delete all Amgen Confidential Information stored in any magnetic or optical disc or memory.
ARTICLE FIVE
INTELLECTUAL PROPERTY
5.1    Ownership. Consultant agrees that any New Developments shall be promptly disclosed to Amgen and all right, title and interest therein shall be transferred and belong to Amgen. Amgen shall have the unrestricted right to practice all New Developments under this Agreement. “New Developments” as used herein shall include, but are not limited to, discoveries, inventions, copyright, design rights, patents, innovations, suggestions, know-how, ideas and reports made by Consultant which result from, or are related to, any information disclosed by Amgen to Consultant or which are developed during and/or as a result of Consultant's Services under this Agreement. Consultant further agrees that all right, title and interest to all Confidential Information belongs to Amgen and that all Confidential Information and New Developments are the sole property of Amgen.
5.2    Assignment. Consultant agrees to assign to Amgen any rights that Consultant may acquire in and to any New Developments, and shall assist Amgen (at Amgen's expense) in obtaining, enforcing and maintaining Amgen's rights in and to the New Developments and irrevocably appoints Amgen and its duly authorized officers and agents as Consultant's agents and attorneys for such purpose.
5.3    Proprietary Information Obligations. Consultant hereby acknowledges his responsibilities under the terms of the previously signed Proprietary Agreement, and Consultant agrees to continue to be bound by all of the terms and conditions thereof. To the extent that the Proprietary Agreement and this Agreement conflict, this Agreement will govern.
ARTICLE SIX
INDEPENDENT CONSULTANT STATUS
6.1    Independent Consultant. Consultant is being engaged by Amgen as an independent consultant and not as an employee, and as such, will have no authority to obligate Amgen by contract or otherwise.
6.2    Taxes. Consultant acknowledges and agrees that all payments and other compensation made pursuant to this Agreement will be made less deductions and withholdings, as required or permitted by law. Consultant acknowledges and agrees that Consultant, and not the Company, will be solely responsible for any taxes imposed upon Consultant as a result of entering into this Agreement. Any benefits paid to Consultant will be reported to taxing authorities as the Company deems to be appropriate. Consultant agrees to hold the Company harmless from the fact or manner of the Company's tax reporting.

6.3    Benefits. Consultant shall not claim the status, perquisites or benefits of an Amgen employee and agrees to hold Amgen harmless from any claim or other assertion (by Consultant or his beneficiaries) to the contrary. Consultant agrees that Consultant is not eligible for coverage or to receive any benefit under any Amgen employee benefit plan or employee compensation arrangement, except described in Section 2.1 of this Agreement, to the extent provided for in the Retirement Agreement and to the limited extent that Amgen grants eligibility for such coverage or the right to receive such benefits to Consultant in a document signed by Consultant and Amgen's Senior Vice President, Human Resources. Even if Consultant were to become or be deemed to be a common-law employee of Amgen, Consultant still shall not be eligible for coverage or to receive any benefit under any Amgen employee benefit plan or any employee compensation arrangement with respect to any period during which Amgen classified Consultant as a consultant, except to the limited extent that Amgen grants eligibility for such coverage or the right to receive such benefits to Consultant in a document signed by Consultant and Amgen's Senior Vice President, Human Resources. Consultant further agrees that if Consultant is injured while performing work for Amgen hereunder, Consultant will not be covered for such injury under Amgen's insurance policies, including under any Worker's Compensation coverage provided by Amgen for its employees, and that Consultant is solely responsible for providing Worker's Compensation insurance for Consultant's employees, if any.
ARTICLE SEVEN
TERM AND TERMINATION
7.1    Term. This Agreement shall terminate on December 31, 2013.
7.2    Termination. This Agreement may be terminated before the end of the Term, as defined in Subsection 7.1 above, by either party upon material breach of any term of this Agreement by the other party. In the event Consultant breaches the Agreement, Amgen will be entitled to the remedies set forth in Section 2.1(b).
7.3    Continuing Obligations. Consultant's obligations under Sections 2.1(b) and 3.2(c) and Articles Four, Five and Eight and the Proprietary Agreement survive the Agreement.
ARTICLE EIGHT
INDEMNIFICATION AND DAMAGES
8.1    Indemnification. Consultant hereby agrees to defend, indemnify and hold harmless Amgen, its officers, directors, employees and agents against all liability, obligations, claims, losses and expense arising out of acts or omissions of Consultant in performing the Services hereunder.
8.2    Damages. Amgen will not be liable to Consultant for any consequential, liquidated, punitive or special damages.
ARTICLE NINE
MISCELLANEOUS
9.1    Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.
9.2    Entire Agreement. This Agreement, the Proprietary Agreement and the Bonanni Retention RSU Grant (as amended) represent the final, complete and exclusive embodiment of the entire agreement and understanding between Amgen and Consultant concerning Consultant's consulting services to Amgen, and supersede and replace any and all agreements and understandings concerning Consultant's consulting services to Amgen.
9.3    Amendments. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by Consultant and Amgen's Senior Vice President of Human Resources.
9.4    Assignment. Amgen has specifically contracted for the Services of Consultant and, therefore, Consultant may not assign or delegate Consultant's obligations under this Agreement, either in whole or in part, without the prior written consent of Amgen. Amgen may assign this Agreement at any time without the prior consent of Consultant. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.
9.5    Severability. If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.
9.6    Headings. Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.
9.7    Publicity. Consultant will not use the name of Amgen in any public announcements, publicity or advertising without the prior written approval of Amgen's Senior Vice President, Human Resources.
9.8    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
9.9    Notices. All notices required or permitted to be given under this Agreement must be in writing and may be given by any method of delivery which provides evidence or confirmation of receipt, including but not limited to personal delivery, express courier (such as Federal Express) and prepaid certified or registered mail with return receipt requested. Notices shall be deemed to have been given and received on the date of actual receipt or, if either of the following dates is applicable and is earlier, then on such earlier date: one (1) business day after sending, if sent by express courier; or three (3) business days after deposit in the U.S. mail, if sent by certified or registered mail. Notices shall be given and/or addressed to the respective parties at the following addresses:
To Amgen's Senior Vice President, Human Resources:
Amgen Inc.
Attn: Brian M. McNamee, SVP HR
Mail Stop XX-X-X
One Amgen Center Drive
Thousand Oaks, CA 91320-1799

To Amgen's General Counsel:
Amgen Inc.
Attn: David Scott, SVP, General Counsel and Secretary

Mail Stop XX-X-X
One Amgen Center Drive
Thousand Oaks, CA 91320-1799

To Consultant:

Fabrizio Bonanni
XXX S. XXXXXXX XXXX Boulevard
Los Angeles, CA 90024

Any party may change its address for the purpose of this paragraph by giving written notice of such change to the other party in the manner herein provided.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by proper persons thereunto duly authorized.

AMGEN INC. By: /s/ Brian M. McNamee Brian M. McNamee Senior Vice President, Human Resources	CONSULTANT /s/ Fabrizio Bonanni Fabrizio Bonanni